Exhibit 99.1

Press Release

SCOTT POWELL APPOINTED PRESIDENT AND CHIEF EXECUTIVE OFFICER OF SANTANDER CONSUMER USA HOLDINGS INC.

•	Powell to remain on Santander Consumer Board of Directors and maintain position as CEO of Santander Holdings USA, Inc.

•	Mahesh Aditya to join Board of Directors of Santander Consumer USA

DALLAS – August 28, 2017 – The Board of Directors of Santander Consumer USA Holdings Inc. (SC) today announced that Scott Powell will succeed Jason Kulas as President and Chief Executive Officer, effective immediately. Powell will continue to serve as CEO of Santander Holdings USA, Inc. (SHUSA) and as Santander Group’s United States Country Head. After more than a decade of service to SC, Kulas is stepping down to pursue other opportunities.

Powell was appointed CEO of SHUSA in 2015 and has served on SC’s Board of Directors since 2016. He brings extensive auto and risk management experience from more than three decades working in retail banking, risk management and consumer and auto lending. Prior to joining Santander, Mr. Powell held a variety of senior roles at JPMorgan Chase & Co., including Head of Banking and Consumer Lending Operations, CEO of Consumer Banking and Retail Investments, Head of Retail Lending, Head of Chase Auto Finance, and Chief Risk Officer, Consumer. He also spent 14 years at Citigroup and its predecessors in a variety of senior risk management roles.

“Scott’s depth of experience makes him the right person to continue SC’s evolution and to sustain its long-term performance,” said SC Chairman Bill Rainer. “Scott’s role as both SHUSA CEO and SC CEO will position SC to grow, to strengthen its commitment to customers and to progress toward operating at major financial institution standards. Scott has led significant changes across Santander’s U.S. business, including improving the financial performance of Santander Bank, leading SHUSA’s efforts to have its capital plan approved after passing the Federal Reserve’s capital stress test and overseeing the work that led to the termination last week of SHUSA’s 2014 Written Agreement with the Federal Reserve. As we welcome Scott to his new role, the SC Board also thanks Jason Kulas for his service to SC, and wishes him well.”

“I look forward to leading the Santander Consumer team,” said Powell. “My focus will be on strengthening the company’s financial and operational performance, delivering returns for all shareholders, improving risk management and putting our customers at the center of everything we do. That includes a focus on continuing to deliver value for Chrysler, a key part of Santander Consumer’s business.”

In addition, Mahesh Aditya, Chief Operating Officer of SHUSA, has been appointed to SC’s Board of Directors. Aditya has extensive experience in consumer lending and risk management. Prior to joining Santander, he was Chief Risk Officer of Visa Inc. He also spent 17 years at Citibank, and held senior Operations and Risk positions with JPMorgan Chase and Capital One.

Additional details regarding today’s appointments will be filed by SC with the Securities and Exchange Commission.

Conference Call Information

SC will host a conference call on Monday, August 28, 2017 at 9:00 am ET/8:00 am CT that will be accessible by dialing 1-877-627-6581 (U.S. domestic) or 1-719-325-4767 (international), Conference ID 2477063. Please dial in 10 minutes before the call. The conference call will also be accessible via live audio webcast through the Investor Relations section of the corporate website at http://investors.santanderconsumerusa.com. Choose “Events” and select the information pertaining to the Company Update – Monday, August 28. Please visit the website at least 15 minutes prior to the call to register, download and install any necessary software.

For those unable to listen to the live broadcast, a replay will be available on the company’s website or by dialing 1-844-512-2921 (U.S. domestic), or 1-412-317-6671 (international), Conference ID 2477063, approximately two hours after the event. The dial-in replay will be available through September 11, 2017.

About Santander

Santander Consumer USA Holdings Inc. (NYSE: SC) (SC) is a full-service, technology-driven consumer finance company focused on vehicle finance, third-party servicing and delivering superior service to our more than 2.7 million customers across the full credit spectrum. The company, which began originating retail installment contracts in 1997, has a managed asset portfolio of approximately $50 billion (as of June 30, 2017), and is headquartered in Dallas. (www.santanderconsumerusa.com)

Santander Holdings USA, Inc. (SHUSA) is a wholly-owned subsidiary of Madrid-based Banco Santander, S.A. (NYSE: SAN) (Santander), one of the most respected banking groups in the world with more than 125 million customers in the U.K., Europe, Latin America and the U.S. As the intermediate holding company for Santander’s U.S. businesses, SHUSA includes five financial companies with more than 17,500 employees, 5.2 million customers and assets of over $144.8 billion. These include Santander Bank, N.A., one of the country’s largest retail and commercial banks by deposits; Santander Consumer USA Holdings, Inc. (NYSE: SC), an auto finance and consumer lending company; Banco Santander International of Miami; Banco Santander Puerto Rico and Santander Securities LLC; and Santander Investment Securities Inc.

For more information about Santander Bank, visit www.santanderbank.com. For more information about Santander Consumer USA, visit www.santanderconsumerusa.com.

Contacts:

Investor Relations	Media Relations
Evan Black	Raschelle Burton
800.493.8219	617.316.3940
InvestorRelations@santanderconsumerusa.com	raschelle.burton@santander.us

Laurie Kight
214.801.6455
Media@santanderconsumerusa.com

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